EXHIBIT II
CONTRATO DE FIDEICOMISO DE ADMINISTRACIÓN E INVERSIÓN QUE CELEBRAN POR UNA PARTE AT&T INTERNATIONAL, INC, A QUIEN EN LO SUCESIVO SE LE DENOMINARÁ EL “FIDEICOMITENTE” REPRESENTADA EN ESTE ACTO POR JONATHAN PAUL KLUG; Y POR OTRA PARTE BANCO INBURSA, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO INBURSA, EN LO SUCESIVO EL “FIDUCIARIO”, REPRESENTADO POR SU DELEGADO FIDUCIARIO EL C.P. JOSÉ ALEJANDRO MORALES SOTARRIBA, DE CONFORMIDAD CON LAS SIGUIENTES DECLARACIONES Y CLÁUSULAS:
DECLARACIONES
I. Declara el FIDEICOMITENTE por conducto de su representante legal que:
a)	Es una sociedad debidamente constituida conforme a las leyes del Estado de Delaware, Estados Unidos de América.

b)	Su representante cuenta con las facultades legales suficientes para obligarla en los términos y condiciones del presente Contrato.

c)	La celebración del presente contrato y el cumplimiento de sus obligaciones, no resulta en el incumplimiento o violación de ninguna ley aplicable, ni constituye un acto que se encuentre prohibido por la ley.

d)	Conoce los estatutos sociales de América Móvil, S.A.B. de C.V. (“AMX”)

e)	Cuenta con las autorizaciones corporativas y de cualquier otra naturaleza necesarias para la celebración y cumplimiento del presente Contrato.

f)	Salvo que cuente con las autorizaciones necesarias, en ningún momento las acciones Serie “L” representativas del capital social de AMX, que el Fiduciario adquiera por cuenta y en ejecución del presente Fideicomiso y las que trasmita el Fideicomitente para formar parte del Patrimonio del Fideicomiso, podrán representar más del 9.9% (nueve punto nueve por ciento) del total de las acciones emitidas por la citada emisora.

g)	Los bienes y recursos que aporte al Patrimonio del Fideicomiso, tal y como dicho término se define más adelante, son de origen lícito, así como aquellos que lo incrementen tendrán una procedencia lícita.

h)	El Fiduciario le hizo saber de manera inequívoca, clara y precisa, el contenido y alcance legal del inciso b) de la fracción XIX del artículo 106 de la Ley de Instituciones de Crédito así como del valor y consecuencias legales del numeral 6 de la Circular 1/2005 de Banco de México, mismos que a la letra se transcriben en el inciso c) de la Declaración II de este Contrato.

i)	Desea transferir y entregar, de tiempo en tiempo, al Fiduciario (i) ciertas sumas de dinero para que éste adquiera acciones Serie “L” de AMX, y/o (ii) contribuir, de tiempo en tiempo, acciones Serie “L” de AMX para los fines del presente fideicomiso.

II.	Declara el FIDUCIARIO, por conducto de su delegado fiduciario que:

a)	Su representada es una sociedad anónima debidamente constituida de conformidad con las leyes de los Estados Unidos Mexicanos, y autorizada para prestar el servicio de Banca y Crédito y capacitada para actuar como fiduciaria de acuerdo con la fracción XV del artículo 46 de la Ley de Instituciones de Crédito y el artículo 385 de la Ley General de Títulos y Operaciones de Crédito.

b)	Su representante cuenta con las facultades suficientes y necesarias para obligarla en los términos del presente Contrato, mismas que no le han sido revocadas, limitadas o modificadas en forma alguna.

c)	Hace constar que hizo saber al Fideicomitente de manera inequívoca, clara y precisa, el contenido y alcance legal del inciso b) de la fracción XIX del artículo 106 de la Ley de Instituciones de Crédito que dispone:
“ARTÍCULO 106.- A las Instituciones de Crédito les estará prohibido:

...

XIX. En la realización de las operaciones a que se refiere la fracción XV del artículo 46 de esta Ley:

...

b) Responder a los fideicomitentes, mandantes o comitentes, del incumplimiento de los deudores, por los créditos que se otorguen o de los emisores, por los valores que se adquieran, salvo que sea por su culpa, según lo dispuesto en la parte final del artículo 391 de la Ley General de Títulos y Operaciones de Crédito, o garantizar la percepción de rendimientos por los fondos cuya inversión se les encomiende.

Si al término del fideicomiso, mandato o comisión constituidos para el otorgamiento de créditos, éstos no hubieren sido liquidados por los deudores, la institución deberá transferirlos al fideicomitente o fideicomisario, según sea el caso, o al mandante o comitente, absteniéndose de cubrir su importe.

En los contratos de fideicomiso, mandato o comisión se insertará en forma notoria lo dispuesto en este inciso y una declaración de la fiduciaria en el sentido de que hizo saber inequívocamente su contenido a las personas de quienes haya recibido bienes o derechos para su afectación fiduciaria.

Cualquier pacto contrario a lo dispuesto en los incisos anteriores será nulo”

De igual forma y en cumplimiento a lo dispuesto por el numeral 5.5 de la Circular 1/2005 de Banco de México, explicó en forma inequívoca, clara y precisa al Fideicomitente el valor y consecuencias legales del numeral 6 de la Circular 1/2005 sobre las prohibiciones a que está sujeto el Fiduciario y para dichos efectos se transcribe a continuación el numeral 6 de la Circular 1/2005:
“6.	Prohibiciones.

6.1	En la celebración de Fideicomisos, las Instituciones Fiduciarias tendrán prohibido lo siguiente:
     a) Cargar al patrimonio fideicomitido precios distintos a los pactados al concertar la operación de que se trate;
     b) Garantizar la percepción de rendimientos o precios por los fondos cuya inversión se les encomiende, y
     c) Realizar operaciones en condiciones y términos contrarios a sus políticas internas y a las sanas prácticas financieras.
6.2	Las Instituciones Fiduciarias no podrán celebrar operaciones con valores, títulos de crédito o cualquier otro instrumento financiero, que no cumplan con las especificaciones que se hayan pactado en el contrato de Fideicomiso correspondiente.

6.3	Las Instituciones Fiduciarias no podrán llevar a cabo tipos de Fideicomiso que no estén autorizadas a celebrar de conformidad con las leyes y disposiciones que las regulan.

6.4	En ningún caso las Instituciones Fiduciarias podrán cubrir con cargo al patrimonio fideicomitido el pago de cualquier sanción que les sea impuesta a dichas Instituciones Fiduciarias por alguna autoridad.

6.5	En los Fideicomisos de garantía, las Instituciones de Fianzas y las Sofoles no podrán recibir sino bienes o derechos que tengan por objeto garantizar las obligaciones de que se trate.

6.6	Las Instituciones Fiduciarias deberán observar lo dispuesto en los artículos 106 fracción XIX de la Ley de Instituciones de Crédito, 103 fracción IX de la Ley del Mercado de Valores, 62 fracción VI de la Ley General de Instituciones y Sociedades Mutualistas de Seguros, 60 fracción VI Bis de la Ley Federal de Instituciones de Fianzas y 16 de la Ley Orgánica de la Financiera Rural, según corresponda a cada Institución.”

Expuesto lo anterior, las Partes otorgan el presente Contrato de Fideicomiso, que se regirá por las siguientes:
CLÁUSULAS
PRIMERA.- DEFINICIONES. Los términos escritos con mayúscula inicial se utilizarán en el presente instrumento con el significado que se les atribuye a continuación, en el entendido de que dichos significados serán aplicables tanto al singular como al plural de los mismos:

“AMX”	significa América Móvil, S.A.B. de C.V.

“Aportación Inicial”:	significa la aportación que en este acto realiza el Fideicomitente, de conformidad con lo establecido en la cláusula SEGUNDA del presente instrumento.

“BMV”	Bolsa Mexicana de Valores, S.A.B. de C.V.

“Cetes”:	significa Certificados de la Tesorería de la Federación.

“Contrato” o “Fideicomiso”:	significa el presente Contrato de Fideicomiso de Administración e Inversión incluyendo cualquier modificación y/o adición que pudiere realizarse al mismo, y el cual se encuentra identificado con el número F/1652.

“Día Hábil”:	significa los días en los cuales las instituciones de crédito en México, Distrito Federal, estén abiertas y celebren sus operaciones.

“Fideicomitente”	significa AT&T International, Inc.

“Fideicomisario”:	significa AT&T International, Inc.

“Fiduciario”:	significa Banco Inbursa, Sociedad Anónima, Institución de Banca Múltiple, Grupo Financiero Inbursa.

“Institución de Crédito”	significa cualquier institución de banca múltiple debidamente autorizada para operar como tal por la Comisión Nacional Bancaria y de Valores.

“Partes”:	significa de manera conjunta e indistinta el Fideicomitente, el Fiduciario y el Fideicomisario, de conformidad con lo previsto en la cláusula CUARTA de este Contrato.

“Patrimonio del Fideicomiso”:	significa el conjunto de bienes y derechos que se mencionan en la cláusula QUINTA de este Contrato.
SEGUNDA.- CONSTITUCIÓN. El Fideicomitente constituye en este acto, un Fideicomiso de Administración e Inversión, para lo cual afecta al presente Contrato la cantidad de $1.00 (Un peso 00/100 M.N.), mediante transferencia electrónica de fondos a la cuenta CLABE No. 036180120998600124, en Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa, en lo sucesivo la “Aportación Inicial”. La Aportación Inicial podrá ser incrementada en cualquier momento mediante aportación de otros bienes y derechos al Patrimonio del Fideicomiso.
Asimismo, el Fideicomitente podrá en cualquier tiempo afectar al presente Fideicomiso acciones Serie “L” representativas del capital social de AMX, así como los recursos en efectivo requeridos para adquirir las mencionadas acciones Serie “L” de AMX.
Por su parte, el Fiduciario en este acto y a través del presente instrumento otorga el recibo más amplio que en derecho proceda al Fideicomitente por la Aportación Inicial y conviene en destinarla a los fines establecidos en el presente Fideicomiso.
TERCERA.- DESIGNACIÓN Y ACEPTACIÓN DE FIDUCIARIO. El Fideicomitente designa como institución fiduciaria a Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa, quien en este acto acepta el cargo que se le confiere y protesta su fiel y legal desempeño.
CUARTA.- PARTES. Son partes en el presente Fideicomiso:

FIDEICOMITENTE:	AT&T International, Inc.

FIDUCIARIO:	Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa.

FIDEICOMISARIO:	AT&T International, Inc.
QUINTA.- PATRIMONIO DEL FIDEICOMISO. Constituye el Patrimonio del Fideicomiso la Aportación Inicial así como cualquier otro bien o derecho que de tiempo en tiempo aporte el Fideicomitente al mismo.
En virtud de lo anterior, el Patrimonio del Fideicomiso podrá incrementarse con:

a)	Las aportaciones en efectivo que, de tiempo en tiempo, realice el Fideicomitente, con la finalidad que el Fiduciario proceda a adquirir acciones de la Serie “L” de AMX, dentro o fuera de la BMV, según le instruya por escrito el Fideicomitente.
b)	Las acciones Serie “L” de AMX que aporte el Fideicomitente.
c)	Las cantidades que correspondan a las acciones Serie “L” de AMX por concepto de dividendos, o en su caso amortización de acciones o reembolso por reducciones del capital social o por cualquier otro concepto.
d)	Las acciones Serie “L” de AMX adicionales por concepto de dividendo en acciones, divisiones (splits) o capitalización de utilidades.
e)	El precio de enajenación de las acciones Serie “L” de AMX, cuando el Fideicomitente instruya por escrito al Fiduciario la venta de dichas acciones.
f)	Los productos en efectivo y los rendimientos de inversión, reinversiones e intereses que generen la Aportación Inicial y los demás recursos líquidos que integren el Patrimonio del Fideicomiso.
g)	Las cantidades de dinero o de valores adicionales que aporte el Fideicomitente.
La Aportación Inicial y el conjunto de bienes a que se refieren los incisos a) al g) de la presente cláusula, se les denominará en lo sucesivo indistintamente como el “Patrimonio del Fideicomiso”.
El Fiduciario no será responsable, en ningún caso, de verificar la fuente o proveniencia de los bienes y/o recursos que se aporten al Patrimonio del Fideicomiso, ni de verificar o determinar la solvencia económica y/o moral del Fideicomitente, liberando en este acto al Fiduciario de cualquier responsabilidad que pudiere surgir por tal motivo.
SEXTA.- FINES DEL FIDEICOMISO. Son fines del presente Fideicomiso los siguientes:
1.	Que el Fiduciario reciba y mantenga la titularidad de los bienes que integran el Patrimonio del Fideicomiso conforme al presente Contrato y los administre e invierta conjuntamente con sus rendimientos y demás accesorios de conformidad con la política de inversión a que se refiere la cláusula SÉPTIMA del presente Contrato.
2.	Que el Fiduciario reciba, de tiempo en tiempo, (i) el dinero que entregue el Fideicomitente para adquirir, previa instrucción que le gire por escrito el Fideicomitente, cierto número de acciones Serie “L” de AMX, dentro o fuera de la BMV, y/o (ii) las acciones Serie “L” de AMX, que le sean entregadas por el Fideicomitente conservando la propiedad y titularidad de dichas acciones y conservándolas en Fideicomiso, de acuerdo con los términos y condiciones establecidos en el presente Contrato.

3.	Respecto de las acciones Serie “L” de AMX que lleguen a formar parte del Patrimonio del Fideicomiso:
a)	Que el Fiduciario, previa instrucción por escrito del Fideicomitente, ejercite los derechos corporativos, económico y/o patrimoniales, que deriven de las acciones Serie “L” de AMX y los valores, en los términos y en la forma que se le indique;

b)	Que el Fiduciario, previa instrucción por escrito que reciba del Fideicomitente, suscriba y pague con cargo al Patrimonio del Fideicomiso o bien con los fondos que previamente le sean aportados, las acciones que se emitan con motivo de aumentos de capital de AMX, y en específico los aumentos en la Serie “L” de AMX, y los de las emisoras cuyos valores se encuentren afectos al presente Fideicomiso.

c)	Que el Fiduciario cobre y reciba oportunamente las cantidades o bienes que por concepto de dividendos, reducciones o reembolsos de capital, amortización o cuotas de liquidación, que en su caso pudieran corresponder a las acciones Serie “L” de AMX y los valores, y las aplique de conformidad con la política de inversión a que se refiere la cláusula SÉPTIMA del presente Contrato.

d)	Que el Fiduciario otorgue un poder cuando así lo solicite por escrito el Fideicomitente, a la persona que le indique por escrito, en los términos que éste le indique para ejercitar todos los derechos de voto correspondientes a las acciones Serie “L” de AMX, en el entendido de que el Fideicomitente deberá solicitar dicho poder con por lo menos 5 (cinco) días hábiles de anticipación a la asamblea de accionistas de AMX. El Fiduciario no tendrá responsabilidad alguna con el Fideicomitente, si éste último no entrega en tiempo las instrucciones por escrito de conformidad con el presente Contrato.
El Fiduciario no estará obligado, en ningún momento a entregar físicamente los valores o instrumentos adquiridos como consecuencia de las inversiones realizadas.
4.	En cualquier tiempo y cuando así lo instruya expresamente y por escrito el Fideicomitente, el Fiduciario procederá a transferir, entregar o vender total o parcialmente los derechos fideicomisarios o los títulos de las acciones Serie “L” de AMX y valores que se encuentren afectos al Fideicomiso, dentro o fuera de la BMV, en los términos y condiciones que le indique el Fideicomitente.
5.	Que conforme a las instrucciones que por escrito entregue el Fideicomitente, el Fiduciario realice todos los actos, convenios y contratos necesarios para lograr la consecución de los fines del presente Fideicomiso.
6.	Que el Fiduciario, previa instrucción por escrito que reciba del Fideicomitente, otorgue poderes a la o las personas que éste le indique para la defensa del Patrimonio del Fideicomiso.
7.	Que el Fiduciario, con cargo al Patrimonio del Fideicomiso y hasta donde éste baste y alcance, pague el importe de todos los gastos, comisiones, derechos, impuestos o cualquier otra erogación, que se causen con motivo o derivados del presente Fideicomiso, desde su constitución hasta su extinción; incluyendo los gastos necesarios para efectuar la compra de acciones Serie “L” de AMX, mismos que deberán ser aprobados previamente y por escrito por el Fideicomitente.
8.	Que al término del Fideicomiso el Fiduciario entregue al Fideicomitente cualesquiera bienes y/o derechos que en ese momento se encuentren en el Patrimonio del Fideicomiso, según se le instruya por escrito.
SÉPTIMA.- POLÍTICA DE INVERSIÓN. El Fiduciario invertirá los recursos líquidos del Patrimonio del Fideicomiso, ajustándose en todo momento a las instrucciones que para tal efecto y por escrito le gire el Fideicomitente. En caso de que no fueran suficientemente precisas o de no recibir dichas instrucciones el Fiduciario invertirá los recursos líquidos del Patrimonio del Fideicomiso, en valores de renta fija, o en Sociedades de Inversión de instrumentos de deuda para personas físicas operadas por Operadora Inbursa de Sociedades de Inversión, S.A. de C.V., Grupo Financiero Inbursa, en el entendido de que el plazo de inversión de los recursos líquidos del Patrimonio del Fideicomiso será el que determine el Fideicomitente, plazo que podrá ser de 1 (un) día hasta 5 (cinco) años.
En todo tiempo, en lo particular, las inversiónes se sujetarán a la bursatilidad y liquidez de las mismas y en lo general, a las condiciones de mercado existentes en ese momento.
Asimismo el Fideicomitente, en este acto, libera al Fiduciario de cualquier responsabilidad derivada de las inversiones realizadas en términos de las instrucciones giradas por el Fideicomitente o según lo previsto en el primer párrafo de esta cláusula SÉPTIMA, así como por las pérdidas o menoscabos que pudieran afectar el Patrimonio del Fideicomiso como consecuencia de las inversiones efectuadas por el Fiduciario, no pudiendo el Fideicomitente reclamar al Fiduciario responsabilidad alguna a este respecto, siempre que el Fiduciario se haya conducido de conformidad con el artículo 391 de la Ley General de Títulos y Operaciones de Crédito.
Para el caso de que al Fiduciario se le instruya invertir en valores, de conformidad con la política de inversión a que se refiere la presente cláusula y a las instrucciones que por escrito le gire el Fideicomitente, deberá especificar claramente los valores, títulos de crédito y otros instrumentos en los que desee invertir señalando las emisoras, las características de los valores, y en su caso, su calificación.
El Fiduciario estará autorizado para celebrar los contratos de inversión que se requieran con Inversora Bursátil, S.A. de C.V., Casa de Bolsa, Grupo Financiero Inbursa, así como con cualquier otra entidad integrante de Grupo Financiero Inbursa y/o cualquier institución financiera que esté debidamente facultada para hacerlo de conformidad con la legislación aplicable, para efectuar la inversión y llevar la administración de los recursos que integren el Patrimonio del Fideicomiso.
Los recursos líquidos que reciba el Fiduciario que no se inviertan de manera inmediata conforme a la presente cláusula y/o que no sean aplicados de forma inmediata al cumplimiento de los fines del presente Fideicomiso, deberán ser depositados en una

Institución de Crédito a más tardar el día hábil siguiente al que se reciban, en tanto se aplican al fin pactado en el presente Fideicomiso; de realizarse el depósito en la Institución de Crédito que actúa como Fiduciario, es decir en Banco Inbursa, S.A. Institución de Banca Múltiple, Grupo Financiero Inbursa, éste deberá devengar la tasa más alta que dicha Institución pague por operaciones al mismo plazo y monto similar, en las mismas fechas en que se mantenga el depósito.
El Fiduciario podrá llevar a cabo todos los actos y celebrar todos los contratos que se requieran para efectuar la inversión y administración de los recursos que integren el Patrimonio del Fideicomiso, no estando obligado en ningún caso, a entregar físicamente los títulos que amparen los valores o instrumentos adquiridos como consecuencia de las inversiones realizadas.
El Fideicomitente en este acto reconoce y acepta que el Fiduciario podrá celebrar operaciones con Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa, actuando por cuenta propia en términos de lo señalado en la CIRCULAR 1/2005, RELATIVA A LAS REGLAS A LAS QUE DEBERÁN SUJETARSE LAS INSTITUCIONES DE CRÉDITO; CASAS DE BOLSA; INSTITUCIONES DE SEGUROS; INSTITUCIONES DE FIANZAS, SOCIEDADES FINANCIERAS DE OBJETO LIMITADO Y LA FINANCIERA RURAL, EN LAS OPERACIONES DE FIDEICOMISO (la “Circular 1/2005”), previa instrucción que entregue el Fideicomitente al Fiduciario para cada operación.
Lo anterior en el entendido de que las obligaciones del Fiduciario que contraiga actuando con tal carácter y por cuenta propia no podrán ser objeto de ningún acto jurídico que tenga como consecuencia la confusión de derechos en términos de la legislación civil de conformidad con lo señalado en la Circular 1/2005.
OCTAVA.- DURACIÓN DEL FIDEICOMISO. El presente Contrato del Fideicomiso tendrá la duración necesaria para el cumplimiento de sus fines no pudiendo exceder del plazo máximo establecido en la ley para este tipo de contratos, y se extinguirá por cualquiera de los supuestos previstos en el artículo 392 de la Ley General de Títulos y Operaciones de Crédito.
NOVENA.- INSTRUCCIONES FIDEICOMITENTE. Toda instrucción que el Fideicomitente gire al Fiduciario deberá constar por escrito y enviarse con por lo menos 5 (cinco) días hábiles de anticipación a la fecha en que deba de ejecutarse, de lo contrario el Fiduciario estará facultado a no ejecutarlas, sin responsabilidad alguna para el mismo. Lo anterior no será aplicable respecto a la primera instrucción que gire el Fideicomitente al Fiduciario dentro de los 5 (cinco) días siguientes a la fecha de firma del presente Contrato, misma que deberá ejecutarse en la fecha de recepción de la misma por parte del Fiduciario.
En el caso de solicitud de poder(es) para ejercitar los derechos de voto correspondientes a las acciones Serie “L” de AMX, el Fideicomitente deberá enviar la instrucción con por lo menos 5 (cinco) días hábiles de anticipación a la asamblea de accionistas de AMX.

Las instrucciones que gire el Fideicomitente conforme a lo previsto en los 2 (dos) párrafos anteriores, deberán ir firmadas por el o las personas debidamente autorizadas por el Fideicomitente.
Es este acto el Fideicomitente reconoce y acepta que no es su intención establecer un comité técnico que instruya al Fiduciario, por lo que libera al mismo de toda responsabilidad presente y futura al respecto, por lo que el Fiduciario actuará por instrucciones del Fideicomitente y cuando actúe en cumplimiento de las instrucciones citadas estará libre de responsabilidad.
DÉCIMA.- FACULTADES Y OBLIGACIONES DEL FIDEICOMITENTE. El Fideicomitente tendrá las siguientes facultades y obligaciones:
1. Instruir al Fiduciario, con cargo al Patrimonio del Fideicomiso hasta donde éste baste y alcance, adquirir determinado número de acciones de la Serie “L” representativas del capital social de AMX.
2. Instruir al Fiduciario sobre el manejo, administración e inversión del Patrimonio del Fideicomiso, de conformidad con los términos y condiciones previstos en este Contrato.
3. Designar a la persona o personas que se encargarán de la defensa del Patrimonio del Fideicomiso en caso de controversia, e instruir al Fiduciario para que con cargo al Patrimonio del Fideicomiso otorgue poderes a las personas que le indique el Fideicomitente.
4. Resolver respecto a la sustitución del Fiduciario de este Fideicomiso cuando así lo considere necesario o ante la renuncia del mismo, designando al fiduciario sustituto en su caso, conforme a lo estipulado en la cláusula DÉCIMO SÉPTIMA del presente.
5. Instruir al Fiduciario la celebración de actos, contratos y convenios que el propio Fideicomitente determine que celebre el Fiduciario para lograr la consecución de los fines del presente Fideicomiso, siempre y cuando no contravengan con ningún ordenamiento legal.
6. En general, el Fideicomitente tendrá las más amplias facultades para resolver y decidir sobre las situaciones que se presenten durante la vigencia de este Fideicomiso.
El Fiduciario quedará libre de toda responsabilidad por todos aquellos actos que realice en cumplimiento de las instrucciones que reciba del Fideicomitente, en el entendido de que tampoco será responsable por no acatar dichas instrucciones cuando éstas contravengan los fines del presente Fideicomiso y sean contrarias a derecho. En este último caso el Fiduciario deberá informar al Fideicomitente dentro de los 5 (cinco) días hábiles siguientes a la recepción de las instrucciones en cuestión su decisión de no acatarlas y los fundamentos correspondientes.
DÉCIMO PRIMERA.- ESTADOS DE CUENTA DEL FIDEICOMISO. El Fiduciario deberá informar por cualquier medio fehaciente, de manera mensual de los movimientos realizados en este Fideicomiso durante el período correspondiente, respecto de la totalidad del Patrimonio del Fideicomiso, el estado de cuenta correspondiente deberá ser entregado por el Fiduciario dentro de los 5 días hábiles siguientes al cierre del periodo en cuestión.
El Fideicomitente tendrá un plazo de 15 (quince) días naturales, contados a partir de la fecha de terminación del periodo inmediato anterior, para manifestar al Fiduciario las aclaraciones respectivas que en su caso tuviere del estado de cuenta. En caso de no recibirlo oportunamente, deberá solicitar al Fiduciario una copia del mismo para que, de ser necesario, realice las aclaraciones en tiempo. Transcurrido el término mencionado, el estado de cuenta hará prueba plena a favor del Fideicomiso, siendo aplicable lo dispuesto por el segundo párrafo del artículo 58 de la Ley de Instituciones de Crédito.
DÉCIMO SEGUNDA.- FACULTADES DEL FIDUCIARIO. El Fiduciario gozará de todas las facultades que expresamente se le confieran para el manejo del presente Fideicomiso, así como todas aquellas que sean necesarias para cumplir con los fines del mismo, pero no será responsable de las ganancias o pérdidas que reporten los valores que integran el Patrimonio del Fideicomiso, por lo tanto el Fideicomitente asume por su exclusiva cuenta cualquier riesgo que surja sobre el particular.
El Fiduciario únicamente responderá de su actuación en el presente Fideicomiso conforme a lo establecido en el artículo 391 de la Ley General de Títulos y Operaciones de Crédito.
DÉCIMO TERCERA.- HONORARIOS DEL FIDUCIARIO. Por su intervención en el presente Fideicomiso, el Fiduciario cobrará las siguientes comisiones:
a)	Honorarios por la aceptación y elaboración del Contrato de Fideicomiso. Un pago único por la cantidad de USDC$818,751.37 (Ochocientos Dieciocho Mil Setecientos Cincuenta y Un Dólares 37/100 Moneda de Curso Legal en los Estados Unidos de Norteamérica), más el Impuesto al Valor Agregado (IVA).
b)	Honorarios por manejo y administración del Fideicomiso. La cantidad de $10,000.00 (Diez mil pesos 00/100 M.N.) mensual más el correspondiente Impuesto al Valor Agregado (IVA), pagadera por mensualidades anticipadas.
c)	Honorarios por modificaciones al Fideicomiso. La cantidad de $5,000.00 (Cinco mil pesos 00/100 M.N.), más el correspondiente Impuesto al Valor Agregado (IVA), en cada ocasión. Se entenderá por modificaciones, los casos en los cuales se requiera suscribir convenios modificatorios, sin que éstas vayan más allá de los fines originalmente pactados.
d)	Honorarios por otorgamiento de poderes. La cantidad de $2,500.00 (Dos mil quinientos pesos 00/100 M.N.) por cada instrumento que suscriba el FIDUCIARIO, más el correspondiente Impuesto al Valor Agregado (IVA).
e)	Comisión por Cheque Librado y/o Transferencia Electrónica: La cantidad de $50.00 (Cincuenta pesos 00/100 M.N.), más el correspondiente Impuesto al Valor Agregado (IVA), pagaderos por cada evento.

f)	Los Honorarios Fiduciarios por la celebración de actos diferentes a los consignados en el presente Fideicomiso, se fijarán por el FIDUCIARIO, atendiendo las condiciones y términos de cada caso en particular, estableciéndose como cuota mínima la cantidad de $3,000.00 (Tres mil pesos 00/100 M.N.), más el correspondiente Impuesto al Valor Agregado (IVA) por cada acto.
Los honorarios establecidos en los incisos b), c), d), e) y f) anteriores serán revisados y ajustados anualmente por el Fiduciario, tomando como base el Índice Nacional de Precios al Consumidor (INPC) que publique el Banco de México.
Todos los gastos, derechos, impuestos, comisiones, honorarios notariales y cualquiera otro concepto de la misma naturaleza, que en su caso se generen con motivo de la constitución o extinción del Fideicomiso, serán pagados por el Fideicomitente y/o en su caso con cargo al Patrimonio del Fideicomiso.
El Fideicomitente en este acto, faculta y autoriza expresamente al Fiduciario a descontar del Patrimonio del Fideicomiso, el importe de sus honorarios siempre y cuando existan recursos en efectivo; contra entrega por parte del Fiduciario de la factura debidamente requisitada para efectos fiscales que ampare el pago de que se trate.
En el caso de que no se cubran oportunamente al Fiduciario los honorarios descritos en los párrafos que anteceden, el Fideicomitente deberá cubrir al Fiduciario por concepto de intereses moratorios, el equivalente a dos veces la tasa promedio de las subastas realizadas de los Cetes a plazo de veintiocho días, calculada sobre el importe de los honorarios no cubiertos y por el plazo en que los mismos permanezcan insolutos.
El Fiduciario se reserva el derecho de aplicar la pena convencional aquí pactada, así como el de ejercitar, en su caso, las acciones legales para cobrar los adeudos a cargo del Fideicomitente.
El Fiduciario podrá abstenerse de realizar cualquier acto que se derive del presente Contrato si existen honorarios pendientes de cubrirse o si el Patrimonio del Fideicomiso es insuficiente para cumplir con la obligación de que se trate, derivada del presente Fideicomiso.
DÉCIMO CUARTA.- OTROS GASTOS Y COMISIONES. El importe de los honorarios, gastos o comisiones que deriven de la ejecución de los fines del presente Fideicomiso, serán pagados con cargo al Patrimonio del Fideicomiso, y en caso de que éste no cuente con liquidez, los honorarios, gastos o comisiones deberán de ser pagados por el Fideicomitente.
DÉCIMO QUINTA.- INDEMNIZACIONES, LIBERACIONES Y ACTUACIÓN DEL FIDUCIARIO. El Fideicomitente en este acto se obliga a defender y deberá sacar en paz y a salvo al Fiduciario así como a sus delegados fiduciarios, funcionarios, empleados y apoderados de toda y cualquier responsabilidad, daño, obligación, demanda, sentencia, transacción, requerimiento, gastos y/o costas de cualquier naturaleza, incluyendo los honorarios razonables y documentados de abogados, que directa o indirectamente se hagan valer contra, como resultado de, impuesta sobre, o incurrida por, con motivo o como consecuencia de actos realizados por el Fiduciario para el cumplimiento de los fines consignados en el presente Fideicomiso y la defensa del Patrimonio del Fideicomiso o por reclamaciones, multas, penas y cualquier otro adeudo de cualquier naturaleza en relación con el Patrimonio del Fideicomiso o con el presente Fideicomiso, ya sea ante autoridades administrativas, judiciales, tribunales arbitrales o cualquier otra instancia, tanto de carácter local o federal. Lo anterior siempre y cuando el Fiduciario haya actuado en estricto apego a las instrucciones otorgadas por el Fideicomitente y a los términos y condiciones previstos en este Contrato.
En el caso de que se genere cualquier situación de hecho o acto de autoridad, o consecuencia de índole legal, que produzca responsabilidades pecuniarias sobre el presente Fideicomiso y/o el Patrimonio del Fideicomiso que hubieren sido generados por actos u omisiones del Fideicomitente y/o por el Fiduciario en cumplimiento de los fines del presente Fideicomiso, por terceros, incluyendo erogaciones relacionadas con los actos y conceptos que se mencionan en el párrafo anterior, el pago derivado de dichas responsabilidades pecuniarias correrá a cargo del Fideicomitente que responderá del pago que se hubiere efectuado o vaya a efectuar el Fiduciario, renunciando a beneficios de orden o excusión que pudiera corresponderles conforme a la ley.
Las Partes acuerdan que el Fideicomitente será responsable de: (i) indemnizar y sacar en paz y a salvo al Fiduciario, sus delegados fiduciarios, empleados, apoderados y demás personal, en caso de que se presente reclamación, procedimiento, juicio, demanda, responsabilidad, pérdida, daños, sanciones, acciones o sentencias que fueren presentadas, entabladas, dictadas o impuestas por cualquier persona o autoridad competente en contra del Fiduciario, sus consejeros, funcionarios, empleados apoderados y demás personal; y (ii) rembolsar al Fiduciario, sus delegados fiduciarios, empleados, apoderados y demás personal, cualquier costo, gasto o erogación de cualquier naturaleza (incluyendo gastos y honorarios, razonables y debidamente documentados, de asesores legales y abogados) en que incurran, o cualquier daño o perjuicio que sufran en virtud de alguna reclamación, juicio, procedimiento, demanda, responsabilidad, pérdida, daño, sanción, acción o sentencia entablada, dictada o impuesta en contra del Fiduciario, sus consejeros, funcionarios, empleados, apoderados y demás personal, que determine en forma inapelable una autoridad judicial o administrativa competente, en relación con la validez y legalidad del presente Fideicomiso, o cualesquiera actos realizados por el Fiduciario conforme a las instrucciones que reciba por escrito en los términos del presente Contrato, según sea el caso, salvo que se trate de actos realizados con negligencia, dolo o mala fe.
El Fiduciario tendrá derecho a ser representado por sus propios asesores en dichos procedimientos. El Fiduciario tendrá derecho a que el Fideicomitente cubra los honorarios, gastos y costos (razonables y debidamente documentados) relacionados con dichos procedimientos, dentro de los diez (10) Días Hábiles a la fecha en que lo solicite por escrito el Fiduciario (junto con la documentación que acredite los mismos).
Todos los actos, que realice el Fiduciario por indicaciones y/o instrucciones que le gire el Fideicomitente, serán siempre con tal carácter, en consecuencia no se entenderán como acciones propias del Fiduciario, quien desempeñará su cargo, en cumplimiento de los fines establecidos en el presente Fideicomiso, por lo que, no estará facultado para realizar acto o hecho alguno que sea ajeno al cumplimiento de tales finalidades. Las obligaciones del Fiduciario quedan limitadas expresamente al efecto de cumplir los fines previstos en el presente Fideicomiso.
Todas las erogaciones, obligaciones y responsabilidades que el Fiduciario asuma en ejecución de las instrucciones emitidas por el Fideicomitente serán con cargo al Patrimonio del Fideicomiso, hasta donde este baste y alcance, en caso de no existir recursos suficientes, serán con cargo exclusivo del Fideicomitente.
En ningún caso el Fiduciario está obligado a acatar instrucciones que sean violatorias de alguna norma jurídica, contravengan o sean dadas en exceso a los fines del presente Fideicomiso o sean de imposible realización.
El Fideicomitente en este acto liberan al Fiduciario de toda responsabilidad en relación a los conflictos que pudieran surgir entre el Fideicomitente con terceros, con motivo de la celebración y/o por la administración del presente Fideicomiso, en apego a los términos del mismo, siempre que el Fiduciario se haya conducido de conformidad con el artículo 391 de la ley General de Títulos y Operaciones de Crédito y en estricto apego a las instrucciones que le haya girado el Fideicomitente.
Cuando el Fiduciario obre ajustándose estrictamente a las instrucciones o acuerdos del Fideicomitente estará libre de toda responsabilidad.
Las Partes en este acto reconocen y aceptan, que una vez revocado, extinto y/o cancelado el presente Fideicomiso, el Fiduciario no tendrá obligación de proporcionarles información y/o documentación alguna del presente Fideicomiso y/o que esté relacionada con el mismo, salvo por aquella y en los casos que la ley establezca.
El Fiduciario responderá civilmente por los daños y perjuicios que llegara a causar al Fideicomitente por el incumplimiento de las obligaciones a su cargo pactadas en el presente Fideicomiso siendo al igual responsable de aquellas pérdidas que sufra el Patrimonio del Fideicomiso por su negligencia, culpa o dolo, así como por el incumplimiento a las instrucciones giradas por el Fideicomitente.
DÉCIMO SEXTA.- PROHIBICIONES. El Fiduciario sólo podrá cargar al Patrimonio del Fideicomiso los honorarios y demás cantidades que al efecto se señalan en la cláusula DÉCIMO TERCERA del presente Contrato, salvo por cantidades adicionales que al efecto le instruya por escrito el Fideicomitente para el debido cumplimiento del presente Fideicomiso y las descritas en este Contrato para cumplir con los fines del mismo o con otras obligaciones a cargo del Fiduciario.
El Fideicomitente en este acto reconoce y acepta que el Fiduciario no podrá realizar operaciones con valores distintos a los señalados en la cláusula SÉPTIMA del presente Contrato, lo anterior en términos de lo dispuesto en la Circular 1/2005.

Así mismo el Fiduciario no podrá realizar operaciones en condiciones y términos contrarios a las políticas internas del Fiduciario y a las sanas prácticas financieras.
DÉCIMO SÉPTIMA.- RENUNCIA Y SUSTITUCIÓN DEL FIDUCIARIO. Las Partes convienen en que el Fiduciario podrá renunciar al desempeño de su cargo o ser sustituido en el mismo por la institución fiduciaria que designe el Fideicomitente. En caso de renuncia o sustitución del Fiduciario, las Partes que correspondan deberán comunicarlo por escrito a la otra parte, con una anticipación no inferior a 30 (treinta) días naturales.
Al cesar en su cargo, por renuncia o sustitución, el Fiduciario elaborará un balance del Patrimonio del Fideicomiso, que comprenderá desde el último estado de cuenta que hubiere rendido hasta la fecha en que sea efectiva dicha renuncia o sustitución.
El Fideicomitente dispondrá de un plazo de 15 (quince) días naturales desde la recepción del informe, para examinar dicho informe y formular las aclaraciones que consideren pertinentes. Concluido este plazo, sin que se haya manifestado observación alguna, dicho informe se entenderá tácitamente aprobado.
Al designar el sucesor o sucesores en las funciones fiduciarias, el o los nuevos fiduciarios quedarán investidos de todas las facultades, derechos, poderes y obligaciones que se establecen para el Fiduciario, conforme a este Contrato de Fideicomiso y los que se deriven de la ley, tomando posesión de los bienes que a esa fecha integren el Patrimonio del Fideicomiso, el cual se transmitirá de conformidad con las disposiciones fiscales aplicables. A partir de ese momento, todas las referencias que en el presente Contrato son hechas al Fiduciario, se entenderá que son hechas al o los fiduciarios sustitutos.
DÉCIMO OCTAVA.- DEFENSA DEL PATRIMONIO DEL FIDEICOMISO. El Fiduciario no será responsable de hechos, actos u omisiones de las Partes, de terceros o de autoridades que impidan o dificulten el cumplimiento de los fines del presente Contrato, en caso de surgir algún conflicto que pudiera afectar el Patrimonio del Fideicomiso, el Fiduciario limitará su responsabilidad a otorgar en debido tiempo y forma, con cargo al Patrimonio del Fideicomiso, los poderes suficientes a la persona o personas que por escrito le indique el Fideicomitente.
Por lo tanto, el Fiduciario no será responsable de los resultados de la gestión de los apoderados ni del pago de sus honorarios profesionales o gastos de actuación. Si el Fiduciario recibe alguna notificación, demanda judicial o cualquier reclamación relacionada con el Patrimonio del Fideicomiso, inmediatamente lo hará del conocimiento del Fideicomitente o del apoderado nombrado en su caso, para que se aboque a la defensa del Patrimonio del Fideicomiso; con este aviso y el otorgamiento de los poderes correspondientes en términos del párrafo anterior cesará la responsabilidad del Fiduciario.
DÉCIMO NOVENA.- IMPUESTOS. Todos los impuestos que se causen derivados de las operaciones efectuadas en cumplimiento de los fines establecidos en el presente Contrato de Fideicomiso, serán por cuenta y a cargo de la Parte a la que las disposiciones fiscales aplicables le impongan dicha carga, por lo cual el Fiduciario no asumirá responsabilidad alguna por tales obligaciones.

VIGÉSIMA.- CESIÓN O TRANSFERENCIA DE LOS DERECHOS FIDUCIARIOS. El Fideicomisario no podrá ceder o en cualquier otra forma transferir sus derechos fideicomisarios derivados de este Contrato salvo que cuente con la previa autorización por escrito del Fiduciario, misma que no podrá se negada a menos que exista causa justificada, ya que los mencionados derechos son de naturaleza personalísima. En ningún caso el Fideicomisario podrá dar en garantía sus derechos fideicomisarios, salvo que cuente con la autorización previa y por escrito del Fiduciario, misma que no podrá se negada a menos que exista causa justificada; en caso contrario tal gravamen o garantía será nulo, no producirá efecto legal alguno y no será reconocido por el Fiduciario.
VIGÉSIMO PRIMERA.- DOMICILIOS. Para los efectos de cualquier aviso, notificación o comunicación, que las Partes deban realizarse en virtud del presente Contrato de Fideicomiso, las Partes señalan como sus domicilios fiscales actuales los siguientes:

FIDEICOMITENTE:	208 S. Akard St. Dallas, Texas 75202 Estados Unidos de Norteamérica Atencion: Bill Caldwell

Con copia a:

Haynes & Boone, LLP. 2323 Victory Avenue, Suite 700 Dallas, Texas 75219-7673 Attention: Alberto de la Peña Facsimile No.: (214) 200-0580

FIDUCIARIO:	Paseo Palmas 736, Colonia Lomas de Chapultepec, C.P. 11000. México, D.F.
El cambio de domicilio por cualquiera de las Partes, deberá ser notificado por escrito a las otras Partes, en el entendido de que todos los avisos y notificaciones que se hagan en el último domicilio señalado, surtirán plenamente sus efectos legales y liberarán, a quien lo haya dado, de cualquier responsabilidad al respecto.
VIGÉSIMA SEGUNDA.- ENCABEZADOS. Los títulos y encabezados incluidos en el presente Contrato se utilizan únicamente con fines de conveniencia y no afectarán la interpretación del presente Contrato.

VIGÉSIMO TERCERA.- JURISDICCIÓN Y COMPETENCIA. Para la interpretación y cumplimiento de este Contrato, las Partes se someten expresamente a los tribunales de la Ciudad de México, Distrito Federal, renunciando expresamente a cualquier otro fuero que por razón de su domicilio presente o futuro, o por cualquier otra razón pudiere corresponderles.
Enteradas las partes del contenido y alcances del presente Contrato, lo firman de conformidad a los 10 días del mes de Junio de 2010, en la pagina de firmas siguiente

Este Contrato y su anexo se firman en tres ejemplares, el 10 de junio de 2010.

FIDUCIARIO BANCO INBURSA, S.A, Institucion de Banca Multiple, Grupo Financiero Inbursa. Division Fiduciaria
/s/ Jose Alejandro Morales Sotarriba
Por: Jose Alejandro Morales Sotarriba
Delegado Fiduciario

FIDEICOMITENTE Y FIDEICOMISARIO AT&T INTERNATIONAL, INC.
Jonathan P. Klug
Por: Jonathan P. Klug
Representante: